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Exhibit 10.1

CONSULTING AGREEMENT

        THIS CONSULTING AGREEMENT (this "Agreement") is entered into as of September     , 2002 (the "Effective Date") between Weider Nutrition Group, Inc., a Utah corporation (the "Company"), and Gustin Foods, LLC, a California limited liability company ("Consultant").

RECITALS

        A.    The Company is in the business of developing, manufacturing, marketing and selling branded and private label dietary supplements and nutrition products, including joint care products containing glucosamine and/or chondroitin under the Schiff and Move Free names.

        B.    Consultant has experience and expertise in developing, marketing and selling branded nutrition and food products.

        C.    The Company desires to retain the services of Consultant and Consultant desires to provide consulting services to the Company, upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

        NOW, THEREFORE, in consideration of the premises and the mutual promises set forth in this Agreement, the Company and Consultant hereby agree as follows:

        1.    Retention as Consultant; Consultant Services.

          a.    Subject to the terms and conditions contained in this Agreement, the Company hereby engages Consultant and Consultant hereby agrees to perform consulting services for the Company during the Term (as defined herein) of this Agreement relating to the Company's development, marketing and selling of joint care products under the Company's Move Free brand name (the "Business"). Consultant may perform consulting services at its office or other location, but shall be available to attend meetings and report on its activities at reasonable times upon reasonable request.

          b.    Consultant is and shall be an independent contractor which, subject to the terms hereof, shall have sole control of the manner and means of performing its obligations under this Agreement. The Consultant shall not have, nor shall the Consultant claim, suggest or imply that the Consultant has, any right, power or authority to enter into any contract or obligation on behalf of, or binding upon, the Company or any of its representatives, nor shall Consultant represent himself as having any employment position with the Company.

          c.    Unless otherwise agreed in writing by the parties, Consultant will provide to the President of the Company written portfolio, marketing and positioning strategies, recommendations and courses of action regarding the Business (the "Recommendations") on or before February 1, 2003. The Company may accept or decline to implement the Recommendations in its sole discretion. If the Company agrees to accept and implement the Recommendations, Consultant agrees to assist the Company in the implementation of the Recommendations.

          d.    The Company understands and recognizes that Consultant provides consulting services on various food, beverage, nutrition and other products and that the Consultant may engage in other activities as an employee of or consultant to other parties; provided, however, Consultant agrees that during the Term (as defined herein) of this Agreement, neither Consultant nor Mr. David Gustin will provide consulting or employment services to a third party (i) which are inconsistent with Mr. Gustin's duties as a director of the Company or (ii) relating to joint care products.

        2.    Compensation.

          a.    Unless otherwise agreed in writing by the parties, the measurement periods for determining Consultant's compensation shall be the Company's fiscal year ending May 31, 2004 ("Fiscal 04") and the Company's fiscal year ending May 31, 2005 ("Fiscal 05"). "Sales," "Contribution Margin," "Contribution Margin Rate" and "Base Sales Amount" shall have the definitions set forth in Exhibit A hereto.

          b.    The compensation, if any, to be paid to Consultant relating to Fiscal 04 shall be calculated as follows:

            (1)  If the Company accepts and implements the Recommendations but the Company's Sales for the Business for Fiscal 04 are less than $90 million, then the Company shall not pay any compensation to Consultant relating to Fiscal 04.

            (2)  If the Company accepts and implements the Recommendations and as a result thereof the Sales for the Business for Fiscal 04 are between $90 million and $100 million, then the Company shall pay Consultant compensation in the amount of two percent (2%) of the increase in Sales for the Business during Fiscal 04 over the Base Sales Amount.

            (3)  If the Company accepts and implements the Recommendations and as a result thereof the Sales for the Business for Fiscal 04 are $100 million or greater, then the Company shall pay Consultant compensation in the amount of (a) three percent (3%) of the increase in Sales for the Business during Fiscal 04 from the Base Sales Amount to $100 million and (b) four percent (4%) of the increase in Sales for the Business during Fiscal 04 over $100 million.

            (4)  Any amounts to be paid by the Company to Consultant pursuant to this Section 2.b. shall be paid no later than 90 days after the end of Fiscal 04.

          c.    The compensation, if any, to be paid to Consultant relating to Fiscal 05 shall be calculated as follows:

            (1)  If the Company accepts and implements the Recommendations but the Sales for the Business for Fiscal 05 increase less than $105 million, then the Company shall not pay any compensation to Consultant relating to Fiscal 05.

            (2)  If the Company accepts and implements the Recommendations and as a result thereof the Sales for the Business for Fiscal 05 are between $105 million and $125 million, then the Company shall pay Consultant compensation in the amount of three percent (3%) of the increase in Sales for the Business during Fiscal 05 over the greater of (a) the Sales for the Business for Fiscal 04 or (b) $90 million.

            (3)  If the Company accepts and implements the Recommendations and as a result thereof the Sales for the Business for Fiscal 05 increase at least $125 million, then:

              (a)  If the Sales for the Business for Fiscal 04 were less than $100 million, the Company shall pay Consultant compensation in the amount of (a) three percent (3%) of the difference between $100 million and actual Sales for the Business for Fiscal 04 and (b) four percent (4%) of the increase in Sales for the Business during Fiscal 05 over $100 million; or

              (b)  If the Sales for the Business for Fiscal 04 were $100 million or more, the Company shall pay Consultant compensation in the amount of four percent (4%) of the increase in Sales for the Business during Fiscal 05.

            (4)  Any amounts to be paid by the Company to Consultant pursuant to this Section 2.c. shall be paid no later than 90 days after the end of Fiscal 05.

          d.    For any compensation to be paid to Consultant relating to either Fiscal 04 or Fiscal 05 pursuant to Section 2(b) or (c), the Contribution Margin for the Business for the respective measurement period must be at least equal to the Contribution Margin Rate. Decisions regarding costs and expenses affecting the Contribution Margin for the Business will be at the sole discretion of the Company.

          e.    The Company will reimburse Consultant for reasonable direct and incidental expenses properly incurred in performing its consulting services pursuant to the Agreement (e.g., travel and related expenses, purchase of competitive products, packaging expenses, etc.). All other expenses must be pre-approved by the Company (e.g., the hiring of design experts, utilization of third party packaging resources, etc.).

          f.      The Consultant shall pay, when and as due, any and all taxes as a result of the Consultant's receipt of the remuneration described in Section 2 of this Agreement, including estimated taxes, and provide its own benefits and insurance.

          g.    Notwithstanding anything in this Agreement to the contrary, if the Company, in its sole discretion, determines to not accept and implement the Recommendations, no amounts will be due Consultant by the Company pursuant to this Section 2 (other than for reimbursement of expenses as set forth in Section 2(e)).

        3.    Term and Termination.

          a.    Unless otherwise terminated pursuant to the provisions of this Agreement or as otherwise agreed upon in writing by the parties, the Term of this Agreement shall be from the Effective Date through May 31, 2005.

          b.    If Consultant fails to provide the Recommendations to the Company on or before February 1, 2003, the Company may terminate this Agreement on 20 days' written notice if Consultant fails to provide the Recommendations within such 20-day notice period.

          c.    If the Company, in its sole discretion, determines to not accept and implement the Recommendations, this Agreement shall be terminated immediately upon written notice thereof by the Company to Consultant, and the Company shall have no compensatory obligations to Consultant pursuant to this Agreement other than for reimbursement of expenses as set forth in Section 2.

          d.    In the event of a Change in Control (as defined in Exhibit A), the Company may, in its sole discretion, terminate this Agreement effective upon the Change in Control. If the Company elects to terminate this Agreement pursuant to this Section 3(a), the Company shall provide Consultant written notice at least 20 days prior to the effective date of the Change in Control and:

            (1)  If the Company has determined to not accept and implement the Recommendations, no amounts will be due Consultant by the Company pursuant to this Agreement (other than for reimbursement of expenses as set forth in Section 2(e)).

            (2)  If the Company accepts and implements the Recommendations and the Change of Control occurs during the Company's fiscal year ending May 31, 2003, then the Company shall pay Consultant $100,000 in lieu of any other amounts to be paid by the Company to Consultant pursuant to this Agreement (other than for reimbursement of expenses as set forth in Section 2(e)).

            (3)  If the Company accepts and implements the Recommendations and the Change of Control occurs during Fiscal 04, then the Company shall pay Consultant:

              (a)  If the Sales for the Business for the Company's most recently completed fiscal quarter immediately preceding the Change in Control were less than $22.5 million, then the Company shall pay Consultant $100,000 in lieu of any other amounts to be paid by the Company to Consultant pursuant to this Agreement (other than for reimbursement of expenses as set forth in Section 2(e)); or

              (b)  If the Sales for the Business for the Company's most recently completed fiscal quarter immediately preceding the Change in Control were $22.5 million or greater, then the Company shall pay Consultant $250,000 in lieu of any other amounts to be paid by the Company to Consultant pursuant to this Agreement (other than for reimbursement of expenses as set forth in Section 2(e)).

            (4)  If the Company accepts and implements the Recommendations and the Change of Control occurs during Fiscal 05, then the Company shall pay Consultant:

              (a)  If the Sales for the Business for the Company's most recently completed fiscal quarter immediately preceding the Change in Control were less than $26.25 million, then the Company shall pay Consultant $100,000 in lieu of any other amounts to be paid by the Company to Consultant pursuant to Section 2(c) (other than for reimbursement of expenses as set forth in Section 2(e)); or

              (b)  If the Sales for the Business for the Company's most recently completed fiscal quarter immediately preceding the Change in Control were $26.25 million or greater, then the Company shall pay Consultant $500,000 in lieu of any other amounts to be paid by the Company to Consultant pursuant to Section 2(c) (other than for reimbursement of expenses as set forth in Section 2(e))

            (5)  Any amounts to be paid by the Company to Consultant pursuant to this Section 3(d) shall be paid no later than 10 days following the effective date of the Change in Control.

        4.    Confidential and Proprietary Information.

          a.    Except as otherwise required by Consultant's duties for the Company, Consultant shall maintain in strict confidence and shall not directly, indirectly or otherwise, use, publish, disclose or disseminate, or use for Consultant's benefit or the benefit of any person, firm, corporation or entity, any Confidential Information of or relating to the Company or its affiliates (or which the Company or its affiliates has a right to use). For purposes of this Agreement, "Confidential Information" shall mean all confidential and proprietary information of the Company and its parents, subsidiaries and affiliates, whether in oral, written or graphical form or obtained by observation or otherwise, whether or not legended or otherwise identified as confidential or proprietary information, and whether or not discovered or developed by Consultant or known or obtained by Consultant as a consequence of Consultant's performance of services with the Company. Confidential Information shall include, without limitation, all scientific, technical, process, method or commercial data, information or know-how, customer lists, pricing data, sources of supply and related supplier and vendor information, purchasing, operating or other cost data, manufacturing methods, quality control information, regulatory information, financial data, trade secrets, formulas, product development information and plans, Inventions, intellectual property, samples and all information regarding pricing, business plans, expansion or acquisition plans, product lines, methods of business operation and the general business operations and financial information regarding the Company. As used in this Agreement, the term "Inventions" means designs, trademarks, discoveries, developments, formulae, processes, manufacturing techniques, trade secrets, inventions, improvements, ideas or copyrightable works, including, without limitation, all rights to obtain, register, perfect and enforce these proprietary interests.

          b.    Consultant agrees and acknowledges that (i) all Confidential Information and Inventions are owned by the Company or its affiliates and no rights in the Confidential Information or Inventions have been or will be granted to otherwise acquired by Consultant, and (ii) by this Agreement Consultant hereby assigns to the Company or its designee, all of its right, title and interest in and to any and all Inventions, original works of authorship, concepts, improvements, trademarks, trade names or trade secrets, whether or not patentable or registrable under trademark, copyright or similar laws, which it solely or jointly conceives, develops, authors or reduces to practice, or causes to be conceived, developed, authored or reduced to practice during the period of any consulting services with the Company.

          c.    All documents and material pertaining to the Company or the Services made by the Consultant or that come into the possession of the Consultant during the term of this Agreement are and shall remain the property of the Company. Upon expiration of this Agreement, or upon earlier request of the Company, the Consultant shall deliver to the Company all such documents and materials in the Consultant's possession or control, in addition to all forms of Confidential Information, and the Consultant shall not allow a third party to take any of the foregoing.

        5.    Entire Agreement.    The Agreement constitutes the entire agreement of the parties with respect to the terms and conditions of the consulting relationship and supersedes all prior agreements, promises, representations and understandings. This Agreement does not in any way amend or supercede any other agreements between the parties with respect to other subjects, including without limitation, any agreements concerning Consultants past employment with the Company or the termination thereof, or Consultant's obligations with respect to the intellectual property and confidential information of the Company, its parents, subsidiaries or affiliates.

        6.    Choice of Law.    This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Utah.

        7.    Severability.    Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or enforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        8.    Amendment and Waiver.    This Agreement may be amended, modified, superseded, cancelled, renewed, extended or waived only by a written instrument executed by the parties to this Agreement or, in the case of a waiver by the party waiving compliance. No waiver by any party of the breach of any term or provision contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this agreement.

        9.    Notices.    All notices, requests or consent required or permitted under this Agreement shall be in writing and shall be given to the other party by personal delivery, overnight air courier or facsimile transmission, sent to such party's address or telecopy number as is set forth below such party's signature hereto. Each such notice, request or consent shall be deemed effective upon receipt.

        10.    Attorneys' Fees.    In the event that either party seeks to enforce its right under this Agreement, the prevailing party shall be entitled to recover reasonable fees (including attorneys' fees), costs and other expenses incurred in connection therewith, including the fees, costs and expenses of appeals.

        11.    Headings.    The headings of the sections of this Agreement have been inserted for convenience and reference only and do not constitute a part of this Agreement.

        12.    Survival.    Sections 4, and 6 through 10 shall survive the termination of this Agreement.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

THE COMPANY:

    By: Bruce J. Wood

    Its: President and CEO

    Address for Notices:

    2002 South 5070 West
    Salt Lake City, Utah 84104
    Attention: General Counsel
    Facsimile: (801) 975-1924

CONSULTANT:

    By: David J. Gustin

    Its: Principal

    Address for Notices:

    9 Chester
    Irvine, CA 92612

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  Exhibit 10.1